JONATHAN E. GAINES
                                                                  Vice President
                                                   and Associate General Counsel
[EQUITABLE LOGO]                                                  (212) 554-3169
                                                              Fax (212) 554-1266

                                                                  LAW DEPARTMENT



                                             July 16, 1992


The Equitable Life Assurance
   Society of the United States
787 Seventh Avenue
New York, New York 10019

Dear Sirs:

     This opinion is furnished in connection with the filing by The Equitable Life Assurance Society of the United States ("Equitable") and Separate Account
A of Equitable ("Separate Account A") under the Securities Act of 1933 and the Investment Company Act of 1940 of amendments on Form N-4 to Registration Statement Nos. 2-30070 and 811-1705 ("Registration Statement"). The Registration Statement covers an indefinite number of units of interest ("Units") in Separate Account A.

     The Units to which this opinion relates are purchased with contributions received under individual variable annuity contracts, the form numbers of which are listed in Appendix A attached hereto (collectively, "Contracts"). As described in the prospectus included in the Registration Statement, the Contracts are designed to provide fixed and variable retirement benefits.

     I have examined all such corporate records of Equitable and such other documents and laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

     1. Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

     2. Separate Account A was duly created pursuant to the provisions of the New York Insurance Law.

           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                  787 SEVENTH AVENUE, NEW YORK, NEW YORK 10019

     3. The assets of Separate Account A are owned by Equitable; Equitable is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to Separate Account A must be credited to or charged against such account, without regard to the other income, gains or losses of Equitable.

     4. The Contracts provide that the portion of the assets of Separate Account A equal to the reserves and other contract liabilities with respect to Separate Account A shall not be chargeable with liabilities arising out of any other business Equitable may conduct and that Equitable reserves the right to transfer assets of Separate Account A in excess of such reserves and contract liabilities to the general account of Equitable.

     5. The Contracts and the Units thereunder have been duly authorized, and each of the Contracts (including the Units duly credited thereunder), when duly issued, will constitute a validly issued and binding obligation of Equitable in accordance with its terms.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,


                                             /s/ Jonathan E. Gaines
                                             -------------------------
                                             Jonathan E. Gaines

LMR:bw:9791j